Exhibit 10.33

November 4, 2003

Peter Smith

Dear Peter,

We are pleased to offer you the position, contingent upon positive background and reference checks, of Chief Operating Officer of the Authentidate Group. You will report directly to me. All Authentidate, Inc., Authentidate AG and Trac Medical personnel will report to you.

Base Salary:   Salary to be paid at an annualized rate of $250,000 on a bi-weekly basis in accordance with regular company payroll cycle.

Stock Options:   You will be eligible for 300,000 employee stock options, contingent upon Board approval, issued on your date of employment at the closing bid. 75,000 will vest on date of issuance and 225,000 will vest after 4 years. These options may vest sooner based on achievement of mutually agreeable milestones agreed to by the Compensation Committees, management and yourself.

Bonus Plan:   You have a quarterly bonus potential of $12,500 per quarter. Plus you have an additional annual bonus potential of $25,000 per year (the total bonus potential is $75,000 per annum). For the first 3 months of your employment we will guarantee a bonus payment of $12,500 payable according to the Company’s regular payroll cycle. Prior to the end of the first 3 months we will decide on mutually agreeable milestones which will need to be achieved in order to earn the $12,500 quarterly bonus after the first 3 months and the annual bonus potential of $25,000. Such milestones will be decided by the Compensation Committee, management and yourself.

Severance:   If you’re terminated by the Company for any reason other than “for cause” you will receive six months of regular salary over a six month period, unless termination is “for cause” then severance will not be paid. See below for a definition of “for cause".

Benefits:   Benefits are consistent with those defined in the Company’s Employee Handbook.

Relocation fee:   Mutually reasonable and acceptable at a capped amount.

Company Provided Housing:   For the first 6 months of your employment the Company will provide housing for you in the NYC area on mutually acceptable terms.

Company Provided Travel to the West Coast:   The Company will reimburse you for airfare to the west coast to visit your family twice a month for the first 6 months of your employment.

Peter Smith
November 4, 2003

We look forward to working with you and believe your skills and history of success will help us to achieve our Company goals. As you know we are a public company and therefore request that you read the Employee Manual, specifically as it relates to confidentiality and public company issues and agree to such requirements. I understand Lisa has already sent you the manual. Please return a signed photocopy of this letter should you accept.

Sincerely,

John Botti,
Chairman and Chief Executive Officer

This letter in not to be construed as an employment agreement/contract.

Definitions:
“For Cause” shall mean: (i) willful disobedience by the Employee of a material and lawful instruction of the Board of Directors or senior officer of the Company; (ii) formal charge, indictment or conviction of the Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) breach by the Employee of any material provision of the Company’s Employee Manual and/or Code of Ethics and Business Conduct; (iv) conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or recurring insubordination; (v) excessive absences from work, other than for illness or disability; or (vi) unsatisfactory performance of duties.